(d)(1)(x)

May 1, 2017

Voya Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By our execution of this letter agreement, we hereby notify you that, during periods when VY® Templeton Foreign Equity Portfolio (the “Portfolio”), a series of Voya Partners, Inc., managed by Voya Investments, LLC (“VIL”) and sub-advised by Templeton Investment Counsel, LLC (“Templeton”), invests in Templeton Institutional Funds-Foreign Smaller Companies Series (the “Underlying Funds”), VIL will waive its fees with respect to the Portfolio’s assets invested in the Underlying Funds.  The waiver will be equal to the advisory fee, received by Templeton from the Underlying Funds attributable to Templeton’s management of the Portfolio assets that are invested in the Underlying Funds.

Please indicate your agreement to this waiver by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
Voya Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President